                                    FORM 8-A
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



                              CANTEL MEDICAL CORP.
                             ----------------------
             (Exact name of registrant as specified in its charter)


             DELAWARE                                  22-1260285
-------------------------------------  -----------------------------------------
(State of incorporation)                   IRS Employer Identification No.)
    or organization)


   150 CLOVE ROAD, LITTLE FALLS, NEW JERSEY                           07424
--------------------------------------------------------------------------------
(Address of principal executive offices)                            (Zip Code)


Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class                              Name of each exchange on which
to be so registered                              each class is to be registered
Common Stock, par value $.10                     New York Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act:

         NONE

Item 1:     DESCRIPTION OF REGISTRANTS SECURITIES
            TO BE REGISTERED
            -------------------------------------

         COMMON STOCK, PAR VALUE $.10

                  The Capital Stock of Cantel Medical Corp. (the "Company") to be registered on the New York Stock Exchange, Inc. (the "Exchange") is the Company's Common Stock, par value $.10 per share ("Common Stock"). Holders of Common Stock are entitled to one vote per share at all meetings of stockholders. Dividends that may be declared on the Common stock will be paid in an equal amount to the holder of each share. No pre-emptive rights are conferred upon the holders of such Stock and there are no liquidation or conversion rights. There are no redemption or sinking fund provisions and there is no liability to further calls or to assessments by the Company.

Item 2:     EXHIBITS

         1. All exhibits required by Instruction II to Items 2 will be filed with the Exchange.

                                   SIGNATURES

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned hereunto duly authorized.


Dated:  May 21, 2002


                                            CANTEL MEDICAL CORP.




                                            By: /s/ James P. Reilly
                                               ---------------------------
                                               James P. Reilly, President
                                               and Chief Executive Officer



                                        3